Exhibit 10.9

Procurement Contract for Intelligent Drawing Review Platform

Contract Number

Party A:	China Construction Third Engineering Bureau Group Limited

Address:	No. 552 Guanshan Road, Wuhan

Legal Representative:	CHEN Weiguo

Project Contact:

Contact Information:

Address for Correspondence:

Tel.	Fax.

E-mail:

Party B:	Shanghai Xiao-i Robot Technology Co.,Ltd.

Address:	7F, No. 398 Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

Legal Representative:	YUAN Hui

Project Contact:

Contact Information:

Address for Correspondence:	1F, No. 383 Lane 1555, West Jinshajiang Road, Jiading District, Shanghai

Tel.	Fax.

E-mail:

Based on the principles of friendly cooperation, mutual benefit, complementary strengths and common growth, the two parties, after friendly consultation, have reached the following agreement on the procurement of certain intelligent drawing review platform by Party A from Party B.

1.	The subject matter of the contract

2.	Party A shall procure the intelligent drawing review platform from Party B in accordance with this Contract, which platform shall consist of relevant software products and other items (for details, see Annex I “List of Software Products of Intelligent Drawing Review Platform”), and Party B shall deliver the intelligent drawing review platform to Party A in accordance with this Contract and the Annexes.

1.1.	This contract does not include other hardware and software equipment required for the operation of the intelligent drawing review platform and to be purchased by Party A, such as servers, database software, network software, cabinets, UPS, etc.

3.	Supply and payment

3.1.	The total price of this Contract is RMB 86,575,000 (in words: Eighty Six Million Five Hundred Seventy Five Thousand Yuan).

3.2.	Within six months after the signing of this Contract, the software products involved in the intelligent drawing review platform shall be gradually shipped to the location designated by Party A. Party A shall issue a receipt confirmation form (see Annex II) (carrying Party A’s seal or the signature of Party A’s designated project contact/site authorized person) to Party B within three days after receiving the software products, and shall at the same time contact Party B for installation and commissioning (no later than [fifteen] working days from Party A’s receipt of the contract software), during which process Party A shall give necessary cooperation, and after the installation and commissioning is completed, Party A shall sign the installation and commissioning completion and acceptance report (bearing Party A’s seal or the signature of Party A’s designated project contact/site authorized person) (Annex III) to confirm the same. After completion of installation and commissioning, Party A shall sign (Party A’s seal or signature of Party A’s designated project contact person/site authorized person in charge) the installation and commissioning completion and acceptance report (Annex III) to confirm the completion of installation and commissioning and acceptance. If Party A fails to sign the report within five working days after the installation and commissioning of the software or within [twenty] working days from the date of receiving the contract software by Party A, whichever is earlier, the software shall be deemed to have been delivered and installed and commissioned in accordance with the Contract.

3.3.	Payment schedule: As the down payment under this Contract, Party A shall pay 70% of the total contract price, i.e. RMB 60,602,500 (in words: Sixty Million Six Hundred Two Thousand and Five Hundred Yuan), to Party B’s designated bank account within six months from the date of completion of the installation and commissioning of the software involved in the intelligent drawing review platform and acceptance by Party A; Party A shall pay 30% of the total contract price, i.e. RMB 25,972,500 (in words: Twenty Five Million Nine Hundred Seventy Two Thousand and Five Hundred Yuan), to Party B’s designated bank account within nine months from the date of completion of the installation and commissioning of the software involved in the intelligent drawing review platform and acceptance d by Party A.

3.4.	Party B’s bank name, address and account number:

Account Name: Shanghai Xiaoi Robot Technology Co.,Ltd.

Bank: CITIC Bank, Shanghai Putuo Sub-Branch

Account Number: 8110201013601085020

4.	Delivery and installation and commissioning

4.1.	Party B is responsible for the installation and commissioning of the intelligent drawing review platform software products.

4.2.	Party A shall issue a receipt confirmation to Party B within three days after Party B has delivered the contract software product to Party A. If Party A’s confirmation is overdue, Party B shall be deemed to have completed the delivery of the contract software.

4.3.	Party A shall, before the arrival of the software products of the intelligent drawing review platform, prepare the corresponding software and hardware environment and notify Party B of the specific time for installation and commissioning. Unless otherwise agreed by both parties in writing, the installation and commissioning time of Party A shall in principle be no later than fifteen working days after the arrival of the software products; if the time limit expires and Party A fails to provide Party B with a written explanation of the reasons for delay, the installation and commissioning of the intelligent drawing review platform software products shall be deemed completed. If the installation, commissioning and going-online of the software products are delayed due to any reason attributable to Party A, Party A shall bear the corresponding liabilities. Party B shall not be held liable and the payment of amounts payable to Party B under this Contract shall not be delayed or reduced for such delay.

4.4.	Party A and Party B shall confirm the installation and acceptance of the intelligent drawing review platform immediately after Party B completes the installation, commissioning and going-online. If the confirmation is not made within five working days after the installation and commissioning of the software products or within twenty working days after the date of receipt of the contract software by Party A (whichever is earlier), the installation and commissioning of the intelligent drawing review platform shall be deemed completed and accepted. Party A shall pay Party B the corresponding amount in accordance with the contract.

5.	Maintenance services

5.1.	If Party A needs Party B to provide maintenance services, a separate contract shall be entered into with Party B.

6.	Restrictions on the right to use software products and ownership of intellectual property rights

6.1.	The end user of the intelligent drawing review platform under this Contract (including the software products involved in the intelligent drawing review platform) is limited to Party A only. And it is a non-exclusive, non-transferrable use license. If Party A requires additional user licenses, Party A shall enter into a supplementary agreement with Party B after mutual consultation. Without Party B’s written consent, Party A shall not translate, export, sell, lease, loan or transfer, copy for non-archival purposes the contract software or deliver it by providing sub-license, information network transmission or other means to any other party for its use.

6.2.	The corresponding intellectual property rights in the software products involved in the intelligent drawing review platform under this Contract shall be vested in Party A. Without Party B’s permission, Party A shall not, in part or in whole, translate, decompose, modify, decompile, disassemble, reverse engineer or otherwise attempt to derive the source code of the software products, otherwise Party A shall be deemed having committed serious infringement and shall pay Party B the liquidated damages equal to 100% of the total contract amount. If the liquidated damages are not sufficient to cover the loss, Party A shall also bear all the losses caused to Party B thereby (which shall cover, but not limited to, Party B’s direct financial loss, loss of expected benefits, loss of reputation, compensation for third parties and the expenses incurred for right protection such as attorney’s fees, litigation fees, notary fees, etc. ).

6.3.	If this Contract is terminated, or if the licensed use period for the intelligent drawing review platform and the software products expires, Party A shall uninstall the licensed program from the designated hardware server and return the same to Party B together with all copies provided to or reproduced by Party A.

7.	Liabilities for Breach

7.1.	If Party B fails to deliver the intelligent drawing review platform in accordance with the contractual schedule without justifiable reasons, Party B shall, for each day of delay, pay the liquidated damages equal to 0.03% of the contract amount corresponding to the part of the soft products not delivered on time, with the total liquidated damages not to exceed 10% of the total contract price. If Party B is late in delivering the software products without justifiable reasons for more than sixty days from the date specified in this Contract, Party A has the right to terminate this Contract. Party B shall refund the fees paid Party A and corresponding to the part not performed and shall compensate for the actual direct financial loss caused to Party A thereby.

7.2.	If the intelligent drawing review platform delivered by Party B does not comply with the agreement or has significant defects, Party B shall promptly repair or take other remedial measures until the agreed conditions of the contract are met. Otherwise, Party A has the right to request Party B to compensate for the actual direct economic loss caused to Party A as a result.

7.3.	If Party A fails to make payment on time, liquidated damages shall be payable at the rate of 0.03% of the unpaid portion of the contract sum for each day of delay, with the total amount of liquidated damages for late payment not exceeding 10% of the total contract price. Before Party A makes payment, Party B has the right to refuse to perform its obligations under this contract until Party A fulfills its corresponding payment obligations. If Party A’s late payment exceeds sixty days from the date specified in this contract, Party B has the right to terminate this contract and request Party A to stop using the Software Product. Party A shall pay Party B the fees corresponding to the Software Product delivered by Party B and compensate for the direct economic loss caused to Party B as a result.

7.4.	In determining the abovementioned liabilities for breach and calculating the liquidated damages, the element of force majeure and the time of delay caused by it, as provided for in this Contract, shall be deducted.

7.5.	In the event of termination or early termination of the Contract, Party A shall return to Party B all the documentation provided to or improved by Party A and related to the intelligent drawing review platform and the software products, and Party A shall also uninstall all licensed software placed in any memory or recorded in any media, except to the extent that Party A has paid for and Party B has agreed to Party A’s acceptance of the corresponding software products.

8.	Force majeure

8.1.	After the signing of this Contract, if either party’s performance of this Contract is affected by fire, wind, drought, flood, snow, earthquake, war, major epidemic disease or other force majeure incidents agreed to by both parties, the period of performance of the contract shall be extended, and such extension shall be equal to the time affected by the incident, and the affected party shall be partially or fully exempted from the liability for breach depending on the situation.

8.2.	The party affected by the incident shall notify the other party of the force majeure incident by fax or e-mail as soon as possible, and shall also submit by registered mail within ten working days the supporting documents issued by the relevant authorities to the other party for review and confirmation.

8.3.	When the force majeure incident ceases or is eliminated, the party affected by the incident shall notify the other party as soon as possible by fax or e-mail, and confirm the same in writing by registered mail.

8.4.	If the effect of a force majeure incident lasts for twenty consecutive days or more, the parties shall properly resolve the performance of this Contract through friendly negotiations and reach an agreement as soon as possible.

9.	Confidentiality

9.1.	One party to the contract shall be responsible for the other party’s confidential information and business data, including but not limited to product formulas, processes, materials, test data, test reports, technical know-how, market intelligence, sales prices, business plans, supply and sales channels, services, customers, software, developments, inventions, processes, icons, engineering, hardware structures, marketing and financial information (hereinafter referred to as “Confidential Information”), is subject to a duty of confidentiality and may not be disclosed to any third party without permission.

9.2.	The validity of the relevant confidentiality provisions under this Agreement shall not be affected by the termination, termination, invalidity or revocation of the Contract and shall remain in force until the relevant confidential information is lawfully in the public domain.

9.3.	Each of us shall be liable to the other party for liquidated damages in the amount of 10% of the total contract price of this Master Agreement in the event of any breach of confidentiality obligations under any paragraph of this Article. If the liquidated damages are not sufficient to cover the loss of the other party, the breaching party shall also bear all consequences arising therefrom and the direct loss of the other party.

10.	Notification

10.1.	All notices and other communications required or given under this Agreement shall be sent by personal delivery, registered post, postage prepaid, commercial courier service, e-mail or facsimile to the party’s address as set forth on the first page of this Contract. The date on which such notice is deemed to be validly served shall be determined as follows: if the notice is sent by personal delivery, courier service or registered post, postage prepaid, the date of valid service shall be the date on which it is sent or refused at the address set for the notice. If the notice is sent by e-mail, it shall be deemed to have been served when the contents of the aforementioned electronic document are entered into the other party’s data message reception system if the address is correctly entered by the sender and not returned by the system. If the date of service is not a business day, the notice shall be deemed to be delivered on the next business day. If the notice is sent by fax, the effective date of delivery shall be the date of successful transmission (which shall be evidenced by an automatically generated transmission confirmation message).

10.2.	The address, contact person and electronic communication terminal agreed on the first page of this contract shall be used for the daily correspondences between the parties, the service of legal documents of the people’s court and/or arbitration institution when disputes arise. The litigation documents (including adjudication documents) of the people’s court and/or arbitration institution to the above-mentioned address and/or the registered address of any of the parties to the contract shall be deemed to be validly served. Service to the electronic communication terminal of either party is applicable to service in the event of dispute resolution.

10.3.	The service clause and the dispute resolution clause are independent clauses and are not affected by the validity of the contract as a whole or of other clauses.

11.	Dispute handling

11.1.	All disputes arising from the execution of this contract and related to this contract shall be resolved by amicable consultation between A and B. If no agreement can be reached after consultation, it shall be submitted to the court with jurisdiction in domicile of the defendant’s.

11.2.	Performance of the remainder of the contract shall be continued during litigation, except for those that are the subject of litigation.

12.	Other articles

12.1.	This contract shall enter into force on the date of signature and affixing of the official seal or the special seal on the contract by Party A and Party B and shall terminate on the date when Party A and Party B have performed all their obligations under this contract.

12.2.	This contract shall be executed in four copies, two originals for each of Party A and Party B, all of which shall be equally valid.

12.3.	The annexes hereto are an integral part of this contract and shall have the same effect as the body of this contract.

12.4.	Any amendment to the provisions of this Contract shall be made in writing and signed by the representatives of Party A and Party B before it becomes part of this Contract and shall have the same effect as this Contract.

12.5.	Any matters not covered by this contract shall be resolved by amicable negotiation between Party A and Party B.

(No text below, signature page)

(This page has no text and is the signature page of the contract for the procurement of the intelligent drawing review platform)

First Party	China Construction Third Bureau Group Limited

(Stamped)

signatory

(Signature)

Date	9 October 2021

Party B	Shanghai Zhi Zhen Intelligent Network Technology Co.

(Stamped)

signatory

(Signature)

Date	9 October 2021

Annex I to the Contract on

Intelligent Drawing Review Platform Software Product List

Serial number	sports event	Product name	discounted price	quantities	bill location	Subtotal	instructions
1	Smart Review Application Cluster
1.1	intelligent drawing review platform
1.1.1	intelligent drawing review platform	Little i Robot intelligent drawing review platform Software V1.0	¥1,750,000	7	sheath	¥12,250,000	It realizes uploading drawings, managing drawings, automatically analyzing drawings that violate national codes, local codes, industry codes, etc., automatically generating review reports, and automatically constructing various reports on drawings, etc.
1.1.2	Intelligent drawing parsing engine	Little i Robot Intelligent Drawing Parsing Engine V1.0	¥1,600,000	7	size	¥11,200,000	Implement architectural drawing decomposition to decompose drawings from packet mode to graphic mode.
1.1.3	Online Collaboration System for Architectural Design	Little i Robot Architectural Design Online Collaboration System V1.0	¥l. 500,000	7	sheath	¥10,500.000	According to the drawing parsing interface to achieve online parsing of architectural drawings, to achieve online viewing of cad drawings, measurement of drawings, circle note see and other operations
1.1.4	Visual analysis engine for architectural drawings	Little i Robot Visual Analysis Engine for Architectural Drawings V1.0	¥1,600.000	7	size	¥11,200.000	Adopt own intelligent visual recognition technology to realize the recognition of drawing space question, layer recognition, element recognition, etc.
1.1.5	Intelligent audit planning engine	Little i Robot Intelligent Audit Planning Engine V1.0	¥1,100,000	7	size	¥7,700,000	It automatically identifies various provisions of national codes, local codes, industry codes, etc., automatically extracts entities, and automatically provides review conditions for the review of drawings.
1.1.6	Semantic analysis engine that can review maps	Little i Robot Intelligent Semantic Analysis Engine for Reviewing Drawings V1.0	¥600,000	7	size	¥4,200,000	Automatic recognition of text in drawings, aids in parsing drawing voids and locating them.
1.2	Knowledge Fusion Platform
1.2.1	Unified Knowledge Management Platform		¥1,000,000	7	sheath	¥7,000,000	Realizing the integration management of multi-channel knowledge, supporting knowledge models including: FAQ knowledge, chapter knowledge, scene knowledge and form knowledge; knowledge applications including: enterprise knowledge portal and mobile knowledge portal, with specific functions including knowledge home page, intelligent search, knowledge display and application, knowledge announcement and data report, etc.
1.2.2	Intelligent Search Engine	Little i Robot Intelligent Knowledge Fusion Platform Software V3.0	¥500,000	7	size	¥3,500,000	Support for full-text search of knowledge content
1.2.3	Intelligent Semantic Engine		¥500,000	7	size	¥3,500,000	Support for semantic retrieval of knowledge content
1.2.4	Workflow engine		¥300,000	7	size	¥2,100,000	Support business process setup and work order flow
1.2.5	Document Processing Engine		¥300,000	7	size	¥2,100,000	Support structured processing, conversion and online preview of word, excel and other documents

1.3	Smart Learning Training System
1.3.1	Smart Learning Training Platform	Little i Robot Intelligent Sparring Platform Software V1.0	¥200,000	7	sheath	¥1,400,000	including study training, question management, examination paper management and examination management.
2	Artificial Intelligence Technology Platform
2.1	Intelligent Interactive Core Platform
2.1.1	Omnichannel Smart Service Access Layer	Little i Robot Intelligent Interaction Core Platform Software V9.0	¥25,000	7	size	¥175,000	Responsible for managing the interface to the end channels used directly by users
2.1.2	distributed message processing system	Little i Robot Intelligent Interactive Interface Resource Software V9.0	¥2,500	2100	size	¥5,250,000	Implement a unified message processing pool and routing system where messages from different channel sources are identified as different dimensions and sources for unified processing. Configured to support no less than 100 messages/second of processing capacity
2.1.3	Operational services, development framework and interface platform layer	Little i Robot Intelligent Interaction Core Platform Software V9.0	¥150,000	7	sheath	¥1,050,000	Implementation of application runtime containers and development frameworks that allow customization of application logic for special purposes based on development specifications
2.2	Cognitive computing tombstone platform
2.2.1	Distributed Natural Language Processing Engine Platform	Little i Robot Distributed Natural Language Processing Engine Software V8.0	¥200,000	7	size	¥1,400,000	Distributed natural language processing engine includes a series of natural language processing base engines/modules. It includes Chinese word separation, lexical annotation and entity recognition, syntactic and semantic analysis engine, contextual and scenario inference engine. Dual engine high reliability configuration.
2.2.2	Learning Systems	Wizen Intelligence Distributed Machine Learning Platform Software V1.0	¥150,000	7	sheath	¥1,050,000	Building model training on general cognitive technologies based on AI basic resource platform services
2.2.3	model library	Little i Robot Intelligent Corpus Resource Software V9.0	¥150,000	7	sheath	¥1,050,000	Includes a library of various cognitively relevant business models

Total products:	¥86,625,000
Total received:	¥86,575,000

Annex II to the contract

Software Product Receipt Confirmation Form

Our company confirms that we have received the intelligent review platform and corresponding software products delivered by Shanghai Zhizhen Intelligence Network Technology Co.

This is hereby acknowledged.

____________ Company (seal)

Project leader/contact person (signature): __________

Date           Year     Month   Date

Annex III to the Contract on

Acknowledgement of Completion of Software Installation and Acceptance

According to the relevant provisions of the “Intelligent Drawing Review Platform Procurement Contract” (Contract No.:) signed between our company and Shanghai Zhi Zhen Intelligence Network Technology Co., Shanghai Zhizhen Intelligence Network Technology Co., Ltd. has completed the contractual obligation to deliver the intelligent review platform and has completed the installation and testing obligations of the contracted intelligent review platform, The intelligent review platform is in all normal states and can be used, we hereby confirm acceptance.

Hereby confirm

_____________ Company (seal)

Project leader/contact person (signature): _________

Date             Year     Month   Date